EXHIBIT 99.1

News Release

TranSwitch Corporation Repurchases $15 Million in Convertible Notes

SHELTON, CT – December 29, 2008 ─ TranSwitch Corporation (NASDAQ: TXCC), a leading provider of semiconductor solutions for the converging voice, data and video network, today announced that on December 24, 2008 it purchased $15 million principal amount of its 5.45% Convertible Notes for $9.9 million, plus accrued interest.  Prior to this transaction TranSwitch had approximately $25 million principal amount of outstanding 5.45% Convertible Notes that were issued in July 2007 and due September 30, 2010.

“TranSwitch was very active in the fourth quarter as we completed the acquisition of Centillium Communications and we took steps to lower the combined company’s operating expense levels to ensure near-term profitability,” stated Dr. Santanu Das, President and CEO of TranSwitch Corporation.  “With this Convertible Note repurchase, we have strengthened the company’s balance sheet as we exit this year, and we will continue to consider such opportunistic steps as we build a stronger company for the future.”

After the transaction, TranSwitch will have approximately $10.0 million in principal amount of its Convertible Notes remaining on its balance sheet.  The Company expects to record a $4.5 million gain from the transaction in the fourth quarter of 2008.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities.

About TranSwitch Corporation

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment.  As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs).  TranSwitch devices are inherently flexible, with many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction.  TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company.  For more information, visit www.transwitch.com.

Forward-looking statements in this release, including statements regarding management's expectations for future financial results and the markets for TranSwitch's products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that these forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the risk that TranSwitch’s and Centillium’s businesses will not be integrated successfully or will be delayed; the risk that the merger of the companies will involve unexpected costs or unexpected liabilities; uncertainties concerning the effect of the merger on relationships with customers, employees and suppliers of either company; and other risks associated with TranSwitch’s businesses such as the risks associated with acquiring new businesses; the risk of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch's products and products developed by TranSwitch's customers; risks relating to TranSwitch's indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch's filings with the Securities and Exchange Commission.

TranSwitch expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in expectations or any change in events, conditions or circumstances on which any such statement is based.

TranSwitch is a registered trademark of TranSwitch Corporation.

For more information contact:

Robert A. Bosi
Chief Financial Officer
Phone: 203.929.8810 ext. 2465
Robert.Bosi@transwitch.com